Exhibit 14.1

Code of Business Conduct and Ethics
Jushi Holdings Inc.
Effective as of June 10, 2019, as amended on November 13, 2023.

Department:    Legal

Policy Owner: Tobi Lebowitz, Legal Affairs
For updates or additions, please contact the Legal Department at legal@jushico.com

Section 1: Overview and Standards

UNDERSTANDING OUR CODE
Scope
The Code of Business Conduct and Ethics (the “Code”) applies to all employees, including the Chief Executive Officer, executives and officers, and members of the board of directors of Jushi Holdings Inc. (the “Board”), its subsidiaries, and affiliates controlled by, or under common control of Jushi Holdings Inc. (collectively, “Jushi”).Jushi contractors, suppliers and third-party vendors are also expected to meet the standards contained in this Code.
This Code may be amended from time to time to reflect changing circumstances and, if amended, shall supersede all prior versions.
Purpose
The Board has adopted this Code which embodies Jushi’s commitment to conduct its business in accordance with all applicable laws, rules, and regulations as well as to the highest ethical standards, industry norms, and industry practices.
If you have questions about the Code, contact the Chief Legal Officer Compliance@jushico.com.
Compliance Committee
The Audit Committee of the Board has delegated to Jushi’s Compliance Committee the responsibility to oversee the Company’s Code. The Compliance Committee is composed of the Jushi’s President, Chief Financial Officer and Chief Legal Officer. The Chief Legal Officer is the Chair of the Compliance Committee. As Chair, the Chief Legal Officer will ensure appropriate review of reports of potential and actual violations of the Code including the integrity of any investigations thereof. Also, as Chair, the Chief Legal Officer reports to the Audit Committee regarding the Compliance Committee’s oversight of the Code.What are my responsibilities as an employee or contractor?
Everyone at Jushi has a responsibility to act ethically. As employees, we have a duty to understand and follow the Code and all laws, regulations and company policies that apply to our jobs. We are all expected to conduct business according to the highest ethical standards, and report issues and concerns that we may have. Contractors have a similar expectation when they perform work for Jushi.
While the Code forms a strong foundation for ethical business conduct, it is not a substitute for common sense and good judgment, nor does it address every situation we encounter. If you are ever unsure about what to do in a particular situation, ask yourself:
•Does the action comply with the Code and other Jushi policies?
•Is the action legal?
•Does it feel right and am I comfortable with the decision?
•Am I confident that I don’t need to consult anyone else?
•Would the person I respect most support this decision?
•Have I applied the “newspaper test” (e.g., how would it look on the front page)?
•Am I confident our shareholders and external partners would react positively?
If you have any doubts about what’s right or what you should do, ask questions and voice your concerns. If you think an actual or potential violation has occurred, it’s important to come forward and report your concerns immediately. The end of this Code describes how to report a concern.
Misconduct cannot be justified by saying it was ordered by someone else, even in management. Nobody has the authority to require you to act in a way that is illegal or violates Jushi’s policies.

You should also be alert to potential improper conduct, including fraudulent or unlawful activities. That obligation extends to your own functional unit and others, as we all have an obligation to prevent improper conduct from occurring and report it when it does.
What are my responsibilities as a manager?
Managers must act as leaders. You are expected to demonstrate a personal commitment to Jushi standards and foster an environment where employees feel comfortable asking questions and reporting issues. Managers must also make direct reports aware of their obligations under the Code and the policies and procedures that apply to them.
You are expected to be open to questions about the Code and our policies, and to identify the right resource for employees who have good faith questions or concerns. We advise employees to seek guidance from your manager on the best course of action if you have concerns over potential violations of the Code, our policies, or the law. When you are approached, be ready to give honest, ethical and appropriate answers; if you do not have the answer, refer the employee to the Chief Legal Officer. If you receive a report of a potential violation of the Code, please immediately notify human resources, the Chief Legal Officer or any of the other members of the Compliance Committee.
How do I make a report?
If you know of or suspect a violation of potential violation of the Code, you may contact your manager, human resources, the Chief Legal Officer or any of the other members of the Compliance Committee. You may also anonymously report violations or potential violations of the Code, taking into account the need to obtain sufficient information to conduct a thorough investigation by telephone Toll-Free at 1-833-302-5624.
What happens when a report is made?
When we receive a report of a potential violation of the Code, it will be referred to the Compliance Committee who will investigate it promptly and take corrective action as appropriate based on the findings. We expect all employees to cooperate in investigations fully and candidly. Obstructing an investigation, providing false or misleading information, or failing to cooperate may lead to disciplinary action up to and including immediate termination.
Which employees have a significant role in Jushi internal controls?
Jushi’s officers, heads of departments, employees who work in the internal audit, finance and accounting or legal functions, and other employees who have significant roles in Jushi internal controls..
What kind of discipline is there for Code violations?
If employees, contractors, or third-party vendors are found to violate the Code, they will be subject to disciplinary action or contractual remedies. The nature of the discipline is determined by several factors, including the seriousness and frequency of the violation, past misconduct, relevant knowledge or intent, and prior training. Common disciplinary actions for employees are:
•mentoring or counseling
•verbal warning
•suspension
•focused training
•written warning or reprimand
•termination
In appropriate cases (for example, reports of serious human rights violations), referrals may be made to law enforcement, and/or repayment or restitution may be sought.
We do not tolerate retaliation and encourage good faith reporting.
We will not tolerate retaliation by anyone, regardless of their level or position, against an employee, contractor or other third-party vendor for raising concerns or questions regarding ethics, or for reporting suspected Code violations in good faith. We take claims of retaliation very seriously and investigate them in the same manner as allegations of Code breaches. Anyone found to be engaging in any form of retaliation or reprisal may be subject to disciplinary action up to and including termination of employment.
To be clear, we encourage employees to raise concerns, and try to protect those that do. An employee or contractor who in good faith seeks advice, asks a question or reports known or suspected misconduct is doing the right thing. We encourage and expect our workforce to voice concerns and questions. Jushi’s whistleblower policy (the “Whistleblower Policy”) provides employees with a means to report any wrong-doing and means for Jushi to investigate and follow-through with any allegations. Employees will have an avenue to report any wrong-doing and/or unethical behavior about fellow Jushi employees or Jushi management or members of the Board and ensure their legitimate concerns are addressed. Moreover, whistleblowers will be confident that they will be protected from any retaliation. However vexatious allegations made in bad faith will not be subject to such protection. Please refer to the Whistleblower Policy attached as Appendix “A”.
In addition, reasonable efforts will be made to keep any allegations about suspected Code violations confidential throughout the investigation process, taking into account the need to obtain sufficient information to conduct a thorough investigation. If you prefer to report an allegation anonymously through the Compliance Hotline, please provide enough details and information about the incident or situation to allow Jushi to investigate properly.

STANDARDS OF CONDUCT
Responsibilities to Our Shareholders
Conflicts of Interest
Advancing together means we put the interests of Jushi before our own. We avoid conflicts of interest where someone might question whether we are acting for Jushi’s benefit or for personal gain. Conflict situations arise when an employee or director takes actions or has private interests that may make it difficult to perform his or her company work objectively and effectively. These types of situations may cause us to make decisions based on personal gain rather than the best interests of Jushi. They make it appear that we are using our positions at Jushi to obtain an improper personal benefit for ourselves. Where Jushi employees believe they or others may face circumstances that create, or could be seen as creating, a conflict of interest, they should raise the issue with their manager, human resources, the Chief Legal Officer or any of the other members of the Compliance Committee
It is important to remember, we respect the right of employees and directors to take part in activities outside of their jobs. These might be financial activities, business activities, or charitable or social activities. When these activities are pursued, they must be free of conflict with responsibilities as Jushi employees and directors. In addition, where employees wish to serve as directors, officers, employees or consultants of a competitor, business partner or potential business partner, they must obtain prior approval of the relevant head of department and the Chief Legal Officer . For Jushi directors in particular, serving as directors or officers of a competitor or business partner, or otherwise professionally engaging with a competitor or business partner, requires prior approval of the Board.
Similar conflict situations can also arise when employees and directors invest or trade in shares of a competitor, or an actual or potential business partner. These kinds of investments may also run afoul of relevant laws. Under our policies, employees and directors generally may not make investments in competitors or actual or potential partners, except for shares of a publicly traded company involving less than five percent of a company’s issued shares.
Gifts
At heart, our business is a partnership. By always looking for ways to create mutual prosperity, we become the trusted partner. This means conducting our business based on sound decisions and fair dealings. The ethical conduct of our suppliers and contractors, as with our employees, is vital to our success. Business gifts and entertainment can build goodwill, but they can also make it harder to be objective about the person who provides them. We must not either ask for or accept any gifts or other benefits from actual or potential business partners, where doing so might impair or be seen to impair our ability to perform our duties in a fair and unbiased manner. Gifts of cash or cash equivalent, such as vouchers, must never be accepted.
Public Disclosure
As we work together to create mutual value with our partners, we also must respect the information our shareholders need to make informed investments in our company. We are committed to providing timely, factual and accurate disclosure of material information about the company to our shareholders, the financial community and the public at large, including in filings with government authorities. Employees and directors are not permitted to make any disclosure of material, non-public information about the company to anyone outside of the company unless it is permitted by our Disclosure Policy, which contains our requirements surrounding public disclosure. If an employee or director believes that the Disclosure Policy has been violated, he or she must notify their head of department.
Financial Controls and Records
It is vital that we maintain accurate financial records and a system of financial controls. Our financial records serve as a basis for managing our business and helping to fulfill our responsibilities to our shareholders, employees and other partners. The integrity of our financial records is also important to our compliance with accounting, tax, public disclosure laws and regulations and other requirements.
We all have a responsibility to help maintain appropriate accounting and financial records and follow our system of internal financial controls and relevant legal requirements. Whether we are creating company records or receiving documents from third parties, documents should be created in a timely manner, be accurate, be complete, and have reasonable detail of the transaction. This applies to all company records, whether it is an expense report we create or an invoice we receive. Employees with control over company assets and transactions must establish and/or maintain a system of internal controls in their area of responsibility that is designed to (a) prevent unauthorized, unrecorded or inaccurately recorded transactions; and (b) permit the preparation of financial statements according to generally accepted accounting principles or the.
Anti-Money Laundering
We are directly or indirectly subject to a variety of anti-money laundering laws that apply to our operations, including Canada’s Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Criminal Code of Canada, the U.S. Bank Secrecy Act (including the amendments thereto in the USA PATRIOT Act) and others in the jurisdictions where we operate. Money laundering is the process of transforming the proceeds of illegal activity into apparently legitimate assets. Any act or attempt to disguise the source of money or assets derived from criminal activity, or to deal in such money or assets or their proceeds, can be considering money laundering. These crimes include illegal drug trafficking, illegal arms sales, smuggling, prostitution, human trafficking, illegal immigration, embezzlement, insider trading, bribery, fraud, and any other criminal act. Money laundering is illegal and can result in significant penalties even if the person or business concealing the proceeds had no involvement in the underlying crimes. We will not provide financial support or assistance to anyone engaged in criminal activity, nor will we be involved in or support any process by which individuals or entities try to conceal the proceeds of criminal activity or otherwise try to make these funds look legitimate.
Insider Trading
Trading on inside information is strictly prohibited and a criminal offense. Inside information is information important enough to potentially affect a company’s stock price, but which is not yet public. Examples of inside information include: financial results, earnings projections, changes in senior management, or information about acquisitions, divestments, option agreements or partnership agreements. Inside information may relate to Jushi, as well as other companies, including our contractors and business partners. Consequently, if you have access to inside information about Jushi or one of our business partners, you shall not trade in that company’s stock (including equity securities, convertible securities, options, bonds and any stock index containing the security), until after the information is made public. Nor may you “tip” others to do so. Trading on inside information, or “tipping” others, is known as insider trading and is a violation of U.S., Canadian, and other laws. We have an Insider Trading Policy to help make sure we comply with these requirements. If you have any questions about the policy or the law, contact the Legal Department.
Business Opportunities
Advancing together means protecting and advancing the company’s legitimate interests. None of us should compete with the company. We may not take improper advantage of business opportunities discovered through the use of company property, information or position. We are also prohibited from using company property, information or position for personal gain.
Examples of business opportunities include:
•marketing or selling a process you developed at Jushi; and
•investing in the technology of a third party you meet because of your position at Jushi, in which Jushi also may have an interest in investing.
Protection and Proper Use of Jushi Assets
Advancing together means protecting company property. Our assets can be physical, such as equipment and vehicles, computers and software, and reports and records. Assets can also be non-physical, such as the company name, trade secrets, banking information, strategies and even our time at work. Protecting our assets from loss, damage, theft, misuse, and waste is the responsibility of every employee because it directly impacts our profitability and our reputation. That includes being prudent in incurring and approving business expenses, working to minimize expenses and ensuring that expenses are reasonable and serve the company’s business interests.
Jushi’s anti-fraud and anti-corruption policies set out Jushi’s expectations and requirements relating to suspected fraudulent activities and misappropriation.

Confidentiality of Information
Information is an asset, and our partners and shareholders depend on our diligence in protecting company assets. We must protect our financial results, our prospects and our technical data just as we protect our equipment. Our business partners likewise depend on our diligence in protecting confidential information that they provide us, and only using that information for its intended purpose. We all need to hold confidential information in strict confidence, which may continue even after our employment ends.
For further details on maintaining confidentiality, refer to Jushi’s Proprietary Rights Agreement signed by all employees.

Section 2: Responsibilities Under the Code

RESPONSIBILITIES TO EACH OTHER AS COLLEAGUES
Workplace Violence, Harassment or Discrimination
Advancing together means following fair employment practices and maintaining a workplace in which all individuals are treated with dignity and respect. We believe in a diverse and inclusive working environment. We see our success as dependent on the full participation of all of our colleagues – regardless of race, gender, age, color, sex, religion, sexual orientation, gender identity or expression, disability, military or veteran status, or other characteristics protected by applicable laws and regulations. We do not tolerate or condone violence or harassment of any sort, including sexual harassment. We also do not tolerate or condone any type of discrimination prohibited by law.
For further details on such matters, see our Employee Handbook.
Health and Safety
To grow sustainable, long-term wealth for our company and our partners, we must work together to keep our people safe. Our safety and health vision is that every person will go home safe and healthy every day. Achieving this goal is everyone’s responsibility. We are committed to providing a safe and healthy workplace and adequate resources to meet that commitment through training programs, safety incentive programs, and occupational health programs.
If at any time you do not feel that a job can be performed in a safe manner, whether by you or a co-worker or contractor, you have the authority and are expected to stop the job immediately and talk to a manager without fear of repercussion.
If a safety incident occurs, make sure it is reported promptly to your manager.
We all have a responsibility to maintain a safe working environment by avoiding at-risk behaviors, as well as occupational and health and safety hazards. We also strive to share best practices, near misses, and other practical safety-related information throughout the organization so we can learn from each other and improve our work on the ground.

RESPONSIBILITIES TO OUR COMMUNITIES AND PARTNERS
Fair Dealing
The true currency of our business is trust. This means that we act with the highest degree of integrity. We endeavor to deal fairly with our fellow employees and our business partners. We do not seek to take advantage of anyone through manipulation, abuse of privileged information, or any other unfair-dealing practice. We do not pursue deceptive or illegal means of getting confidential information from competitors or use such confidential information if we obtain it.
Anti-Corruption
Advancing together means that we do not engage in improper, unethical, or questionable business practices. We are directly or indirectly subject to a variety of anti-corruption laws that apply to our operations, including Canada’s Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act, and others in the jurisdictions where we operate.
These laws prohibit us from paying, offering, or promising anything of value, directly or indirectly, to any third party, including any government official, to obtain an improper advantage or improperly influence an official act or decision related to our business. Our policies also prohibit us from improperly seeking or accepting anything of value to provide an improper advantage to vendors or other business partners.
In meeting our anti-corruption obligations, there are a few important things to keep in mind.
•When we talk about things of value, they can include cash, gifts, promises, meals and entertainment, travel, and hiring relatives of a third party.
•There is no exception for small amounts. Even small payments can violate the law and may be unethical.
•We may encounter intense pressure to make improper payments in countries where extraordinary competition exists. We should be particularly vigilant not to be tempted by statements that these kinds of practices are common, customary or condoned.
•It is important for all of us to note that our policies prohibit improper payments to any third party, whether they are government officials or in the private sector, and the receipt of improper payments or gifts.
All employees should be familiar with our anti-bribery, anti-corruption and anti-money laundering policy and other related standards and procedures. For additional guidance, or if you have any questions about whether a specific situation falls under our policies, raise the matter promptly with your manager, who may escalate the matter to the Chief Legal Officer.
Human Rights
Advancing together means we are committed to acting with respect toward our internal and external partners. At every location that we operate, all of our employees and third parties who provide us with goods or services must respect the human rights of internal and external partners, including the local community. We do not tolerate violations of human rights. We actively seek to improve human rights in the locations in which we operate, prevent negative human rights impacts from occurring, and provide a remedy when they do. We expect our employees, directors, and third party suppliers and contractors to understand and follow our Human Rights Policy and its implementing procedures.
Environmental Practices
Responsible business practices means minimizing the impact our operations have on the environment. Sound environmental practices are in the best interests of our business, our employees, our shareholders and the communities in which we operate. We strive at all times to conduct our business in accordance with recognized industry standards, to institute policies that meet or exceed applicable environmental and safety and health laws and regulations, and to continuously look for ways to improve our environmental performance. Goals and benchmarks are established to measure environmental performance.

RESPONSIBILITIES TO COMPLY WITH THE LAW AND THIS CODE, AND REPORT NON-COMPLIANCE
Legal Compliance
It is vital that we respect the legal institutions in every jurisdiction where we do business and follow all applicable laws, rules, and regulations. This is something that applies to all of us, including every director, officer, employee and contractor. It is important that we all understand the laws, rules and regulations that govern our work. If there are any questions, you are encouraged to contact the Chief Legal Officer.
Annual Acknowledgement of the Code
Once each year, as a condition of employment, you may be asked to acknowledge that you have received Code of Conduct training, understand its rules, and are not aware of any unreported violations of the Code. New employees will sign an acknowledgement that they have received, read and understand the Code, and undertaken relevant training when they start with the Company.
These acknowledgements serve to confirm that employees have reviewed and understand the Code, agreed to comply with it and report concerns about Code violations, and that they are unaware of potential actions that run afoul of the Code that have not already been reported.

Section 3: Reporting Non-Compliance

REPORTING CODE AND NON-CODE CONCERNS AT JUSHI-OPERATED SITES AND OFFICES
Operating responsibly means reporting potential violations of the law and this Code and being open to hearing and addressing the complaints and concerns of internal and external partners. We all have a responsibility to prevent a violation of this Code, to identify and raise potential issues before they lead to problems, and to seek additional guidance when necessary. As mentioned, we will not tolerate retaliation of any sort against employees, contractors or suppliers for raising good faith concerns about violations of the Code or Jushi policies. We also maintain a procedure for Code related reports to be escalated to appropriate levels of management, including the Compliance Committee and/or the Audit Committee of the Board.
Bear in mind, however, that not all reports that we receive involve potential violations of the Code, and therefore they may not be investigated as such. For instance, some reports might involve human resources-related concerns, or complaints by contractors. Reports that do not involve potential violations of the Code are typically referred to the department best suited to address the grievance or concern, such as Human Resources, Retail, or Operations.
Of course, there may be instances in which you do not know whether your concern violates this Code or a law that applies to our business. As a general guideline, if you have any questions regarding the best course of action in a particular situation, or if you suspect a possible violation of a law, regulation or this Code, you should address the matter promptly in accordance with the guidance below.
Suspected Code Violations
As general guidance, if you do have any concern that the Code may have been violated, it should be reported promptly to your manager, human resources, the Chief Legal Officer or another member of the Compliance Committee.
There may be various reasons why reporting a concern or complaint to your manager is not possible or advisable. Or you may feel that taking a concern or complaint to local management will not resolve the matter, or you are simply uncomfortable raising the issue with local management. In those instances, employees should promptly contact human resources, the Chief Legal Officer, another member of the Compliance Committee or report the matter through the Compliance Hotline by telephone.
Suspected Serious Code Violations and Formal Reporting Channels
There are certain suspected violations of the Code that could bring serious consequences, whether legal, reputational, or related to our license to operate. Employees and suppliers are expected to use certain formal reporting channels (the “Formal Reporting Channels”) to report these types of allegations. These are the same categories of issues mentioned previously, on which the Chief Legal Officer reports regularly to the Audit Committee of the Board and involve serious Code violations and suspected Code violations. Again, they are:
•An alleged misstatement in Jushi’s publicly released financial statements;
•An alleged misrepresentation in Jushi’s other public disclosures;
•Any other matter that could reasonably be expected to result in a restatement of Jushi’s publicly released financial statements;
•Alleged bribery of a government official or other alleged violation of anti-corruption laws;
•Known or suspected cases of severe human rights violations;
•Known or suspected fraud that involves a potential cost or loss to Jushi;
•Known or suspected fraud, regardless of amount, that involves an officer of Jushi;
•Known or suspected fraud, regardless of amount, that involves an employee who has a significant role in Jushi’s internal controls, which include the Chief Executive Officer, other senior executives and officers, members of the Board, other senior personnel at Jushi, employees who work in internal audit, finance and accounting or legal functions, and other employees who are designated as holding positions of trust; or
•An event or series of events indicative of a deterioration in the overall internal control environment at a Jushi site or office, including a known or suspected incident or repeated incidents which indicate significant or systemic noncompliance with applicable regulatory requirements.
If there is any doubt as to whether a matter falls within a category set out above, one of the Formal Reporting Channels described next must be used.
For concerns that fall, or which may fall into these categories, employees and suppliers are expected to use one of the following Formal Reporting Channels:
•to the Chief Legal Officer, in person or by telephone or email;
•through the Compliance Hotline;
•for matters regarding accounting, internal accounting controls and other auditing matters, to the Audit Committee;
•for matters involving the Chief Executive Officer or any other senior executive or financial officer of Jushi, to any member of the Board (and to the Chief Legal Officer and the Compliance Hotline).

APPENDIX A
JUSHI HOLDINGS INC.
WHISTLEBLOWER POLICY
1.Introduction
Jushi Holdings Inc. (“Jushi”) is committed to ensuring full compliance with all applicable government laws and regulations, corporate reporting and disclosure, accounting practices, accounting controls, auditing practices and other matters relating to fraud against shareholders (collectively “Legal or Accounting Matters”).
Pursuant to its charter, the audit committee (the “Audit Committee”) of Jushi’s board of directors (the “Board”) is responsible for ensuring that a confidential and anonymous process exists whereby persons can report any concerns regarding Legal or Accounting Matters relating to Jushi. In order to carry out its responsibilities under its charter, the Audit Committee, together with the Board, has adopted this whistleblower policy (the “Policy”).
For the purposes of this Policy, Legal or Accounting Matters is intended to include any matter, which in the view of the complainant, is illegal, unethical, or contrary to the policies of Jushi. Examples would include:
(a)violation of any applicable law, rule or regulation that relates to corporate reporting and disclosure;
(b)violation of the Jushi’s code of business conduct and ethics (the “Code”);
(c)fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Jushi;
(d)fraud or deliberate error in the recording and maintaining of financial records of Jushi;
(e)deficiencies in or noncompliance with the Jushi’s internal policies and controls;
(f)misrepresentation or a false statement by or to a director, officer or employee of Jushi respecting a matter contained in the financial records, reports or audit reports; and
(g)deviation from full and fair reporting of Jushi’s consolidated financial condition.
2.Communication of the Policy
Copies of this Policy are made available to directors, officers, employees and consultants of Jushi. All directors, officers and employees will be informed whenever significant changes are made. New directors, officers, employees and consultants will be provided with a copy of this Policy.
3.Reporting Alleged Violations or Complaints
A.Reporting Concerns
The Audit Committee of the Board has delegated to Jushi’s compliance committee (the “Compliance Committee”) the responsibility to oversee the Code. The Compliance Committee is composed of the Jushi’s President, Chief Financial Officer and Chief Legal Officer. The Chief Legal Officer is the Chair of the Compliance Committee and reports to the Audit Committee regarding the Compliance Committee’s oversight of the Code.
Any person, regardless of where they reside, with a concern regarding a Legal or Accounting Matter relating to Jushi may submit their concern to the Chair of the Compliance Committee, in writing, by telephone or as follows:

In Writing:	Chair of the Compliance Committee Jushi Holdings Inc. 301 Yamato Road Suite 3250 Boca Raton, FL 33431
By Telephone:	1-833-302-5624
By E-mail:	Compliance@jushico.com

B.Anonymity and Confidentiality
The Compliance Committee will seek to treat submissions made under this Policy on a confidential and anonymous basis, to the fullest extent permitted under law and to the extent possible, consistent with the need to conduct an adequate investigation, save and except that submissions, other than those regarding (i) a violation of any applicable law or regulation that relates to corporate reporting and disclosure, (ii) a violation of the Code of Business Conduct and Ethics or (iii) other concerns regarding questionable accounting or auditing matters, must identify the person making the submission.
4.No Adverse Consequences
A submission regarding a Legal or Accounting Matter may be made by an officer or employee of Jushi without fear of dismissal, disciplinary action or retaliation of any kind. Jushi will not discharge, discipline, demote, suspend, threaten or in any manner discriminate against any person for submitting in good faith a concern regarding a Legal or Accounting Matter or provides assistance to the Compliance Committee, management or any other person or group, including any governmental, regulatory or law enforcement body, investigating a Legal or Accounting Matter.
5.Acting in Good Faith
Anyone filing a complaint under this Policy must be acting in good faith and have an honest belief that the complaint is well-founded, including a reasonable factual or other basis. Any complaints based on allegations that are without basis cannot be substantiated, or that are proven to be intentionally misleading or malicious will be viewed as a serious offense.
6.Treatment of Legal or Accounting Concern Submissions
Legal or Accounting Matters will be reviewed as soon as possible by the Compliance Committee with the assistance and direction of whomever the Compliance Committee thinks appropriate including, but not limited to, external legal counsel and the Compliance Committee shall implement such corrective measures and do such things in an expeditious manner as it deems necessary or desirable to address the Legal or Accounting Matter.
Where possible and when determined to be appropriate by the Compliance Committee notice of any such corrective measures will be given to the person who submitted the concern regarding a Legal or Accounting Matter.
7.Retention of Records
The Compliance Committee shall retain all records relating to any Legal or Accounting Matter or report of a retaliatory act and to the investigation of any such report for a period judged to be appropriate based upon the merits of the submission. The types of records to be retained by the Compliance Committee shall include records of all steps taken in connection with the investigation and the results of any such investigation.
8.Reporting to the Board
On a quarterly basis, or more frequently upon request, the Compliance Committee will prepare a written report regarding the operation of the whistleblower process to provide to the Audit Committee specifying, among other things:
(a)    The number of complaints received during the prior fiscal quarter;
(b)    All complaints received, by relevant category, during the prior fiscal quarter; and
(c)    The reporting avenues used by persons reporting complaints.
In addition, if requested by the Audit Committee, a report on the effectiveness of the reporting system during the prior fiscal quarter will be provided.
The Audit Committee may request special treatment for any particular complaint, including the retention of outside counsel or other advisors in accordance with the terms of the Audit Committee Charter.
9.Review of Policy

The Compliance Committee will review and evaluate this Policy on a periodic basis to determine whether the Policy is effective in providing a confidential and anonymous procedure to report violations or complaints regarding Legal or Accounting Matters.
10.Queries
If you have any questions about how this Policy should be followed in a particular case, please contact the Chair of the Compliance Committee.
11.Publication of the Policy on Website
This Policy will be posted on Jushi’s internal website.

Approved by:	Audit Committee Board of Directors